-------------------------                                                                             ------------------------------
         FORM 5                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        OMB Approval
-------------------------                            WASHINGTON, D.C. 20549                           ------------------------------
[ ] Check box if no                                                                                    OMB Number:        3235-0362
    longer subject to                                                                                  Expires:   PENDING
    Section 16. Form 4                 ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             Estimated average burden
    or Form 5 obligations                                                                              hours per response.......1.0
    may continue. See                                                                                 ------------------------------
    Instruction 1(b).       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
[ ] Form 3 Holdings           Section 17(a) of the Public Utility Holding Company Act of 1935 or
    Reported                          Section 30(f) of the Investment Company Act of 1940
[ ] Form 4 Transactions
    Reported

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1.  Name and Address of Reporting Person*    2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                               OXiGENE, Inc.
    Nordenvall Bjorn  c/o OXiGENE, Inc.        "OXGN"                                        [X] Director        [ ] 10% Owner
    ---------------------------------------  ----------------------------------------------  [X] Officer (give   [ ] Other (specify
    (Last)        (First)       (Middle)     3. I.R.S. Identification  4. Statement for                   title             below)
                                                Number of Reporting       Month/Year                      below)
                                                Person, if an entity
                                                (Voluntary)            DECEMBER/2001               Chief Executive Officer
    321 Arsenal Street                                                                       ------------------------------------
    ---------------------------------------                            -------------------------------------------------------------
                  (Street)                                             5. If Amendment,      7. Individual or Joint/Group Reporting
                                                                          Date of Original            (Check Applicable Line)
                                                                          (Month/Year)       [X] Form Filed by One Reporting Person
    Watertown, MA 02472                                                                      [ ] Form Filed by More than One
    ---------------------------------------                                                      Reporting Person
    (City)        (State)        (Zip)

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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security      2. Trans-   3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   (Instr. 3)                action      Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
                             Date        8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                             (Month/                                                   Owned at end      or Indirect     Ownership
                             Day/                                                      of Issuer's       (I)             (Instr. 4)
                             Year)                                                     Fiscal Year       (Instr. 4)
                                                                                       (Instr. 3
                                                                                        and 4)
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                                                        Amount  (A) or (D)   Price
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*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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                                                                                                                    SEC 2270 (01-02)

FORM 5 (continued)
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title  2. Conver-  3. Trans-  4. Trans- 5. Number of   6. Date       7. Title      8. Price 9. Number  10. Owner-  11. Nature of
   of        sion or     action     action    Derivative     Exer-         and           of       of          ship of     Indirect
   Deriv-    Exercise    Date       Code      Securities     cisable       Amount        Deriv-   Deriv-      Deriv-      Beneficial
   ative     Price of    (Month/    (Instr.   Acquired (A)   and Expir-    of            ative    ative       ative       Ownership
   Secu-     Deriv-      Day/       8)        or Disposed    ation         Under-        Secu-    Secu-       Security:   (Instr. 4)
   rity      ative       Year)                of (D)         Date          lying         rity     rities      Direct
   (Instr.   Security                         (Instr. 3,     (Month/       Securi-       (Instr.  Benefi-     (D) or
   3)                                         4, and 5)      Day/          ties          5)       cially      Indirect
                                                             Year)         (Instr.                Owned       (I)
                                                                           3 and 4)               at end      (Instr.
                                                                                                  of          4)
                                                                                                  Year
                                                                                                  (Instr.
                                                                                                   4)
                                    ----------------------------------------------------
                                             (A)    (D)    Date     Expir-  Title Amount
                                                           Exercis- ation         or
                                                           able     Date          Number
                                                                                  of
                                                                                  Shares
                                   -----------------------------------------------------
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Common Stock                                                                 Com-
Option (right  5.06     7/12/01        A    55,000        7/12/02 07/12/11   mon   55,000            55,000      D
to purchase)                                                                 Stock
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Explanation of Responses:


                                                               /s/ Bjorn Nordenvall                                2/13/02
                                                     ------------------------------------------          ---------------------------
                                                         ** Signature of Reporting Person                            Date

**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations. See 18 U.S.C. and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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                                                                                                                    SEC 2270 (01-02)